Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”) is between SIGA Technologies, Inc., a Delaware corporation (the “Company”), and Dr. Dennis E. Hruby (the “Executive”), dated as of November 9, 2026. Capitalized terms used but not otherwise defined in the Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Executive currently serves as the Executive Vice President and Chief Scientific Officer of the Company;

WHEREAS, the Executive and the Company are party to that certain Third Amended and Restated Employment Agreement, dated December 10, 2020, as further amended on June 7, 2023 and October 1, 2024 (the “Employment Agreement”);

WHEREAS, the Executive has notified the Company of his intention to retire from employment with the Company;

WHEREAS, the Executive has provided loyal and valuable service to the Company and the Company recognizes Executive’s significant contribution to the Company and its shareholders; and

WHEREAS, following the Executive’s retirement, the Company desires to avail itself of the ongoing assistance of the Executive to the Company as a consultant during the Consulting Period (as defined below), and the Executive so desires to be engaged as a consultant during such Consulting Period, in each case under the terms and conditions herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Retirement. Effective as of November 9, 2026 (the “Retirement Date”), the Executive hereby voluntarily retires from his employment as Executive Vice President and Chief Scientific Officer of the Company. From and after the Retirement Date (and except as otherwise provided below herein), the Executive shall no longer hold any roles or positions the Executive currently holds or may have held with the Company or its affiliates or subsidiaries, and shall not hold himself out as an agent, employee or representative of the Company or any Released Party (as defined in Exhibit A hereto). The Executive further agrees to sign such documentation as may be reasonably required to effectuate the foregoing.

2.         Consulting Services.

(a)    For the period commencing on the Retirement Date and ending on May 9, 2028 (the “Consulting Period”), the Executive shall be engaged as a consultant to provide general advisory services as reasonably requested by the Chief Executive Officer of the Company from time to time, including assisting the Company with the transition of the Executive’s responsibilities and supporting the Company in communications with the U.S. Department of Health and Human Services, including the U.S. Biomedical Advanced Research and Development Agency (the “Services”). During the Consulting Period, the Executive shall provide the Services at such times and in such locations as are reasonably requested by the Company. The Executive’s consulting engagement hereunder shall be on a non-exclusive basis; provided that the Executive agrees to not, during the Consulting Period, accept work or enter into a contract or other engagement that creates a conflict of interest or prevents the Executive from lawfully performing the Services for the Company under this Agreement. Notwithstanding anything herein to the contrary, the Consulting Period and the Executive’s eligibility for the Consulting Benefits described in Section 2(b) below shall automatically cease upon any breach of the Continuing Obligations (as defined below).

(b)    During the Consulting Period, the Company shall pay the Executive a monthly consulting fee of $20,000, which shall be payable as soon as practicable after the end of each month (the “Consulting Benefits”).

3.         Compensation and Benefits

(a)         Except as otherwise specifically provided herein or as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other applicable law, the Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company following the Retirement Date.

(b)         Effective as of the Retirement Date, the Executive shall be entitled to the Standard Termination Payments (as defined in the Employment Agreement).

(c)         Following the Retirement Date, the Company shall continue to pay to the Executive the Executive’s Base Salary (as defined in the Employment Agreement) at a rate of $770,983.00 per year for twenty-four (24) months, in accordance with the Company’s payroll practices.

(d)         Effective as of the Retirement Date, the Executive’s outstanding restricted stock grants subject solely to time-based vesting conditions shall immediately vest in full.

(e)         Effective as of the Retirement Date, the Executive’s performance-based restricted stock units that are outstanding as of the Retirement Date shall remain outstanding, subject to their applicable performance goals, through the end of the Consulting Period and shall be subject to vesting based on the level of achievement of their applicable performance goals; provided, that (i) the applicable performance period ends prior to the end of the Consulting Period and (ii) the Executive is not in material breach of any restrictive covenant to which the Executive is subject (as determined by a court of competent jurisdiction).

(f)         The consulting engagement described in Section 2, including the Consulting Benefits, and payment of the amounts provided for in Sections 3(c), 3(d) and 3(e) (collectively, the “Retirement Benefits”), are each expressly conditioned upon the Executive’s (i) timely delivery and non-revocation to the Company of the General Release of Claims attached hereto as Exhibit A (the “General Release”) and (ii) continued compliance with the Continuing Obligations (as defined below).

4.         No Other Payments. The Executive acknowledges and agrees that, except as otherwise provided in Section 3 of this Agreement, the Executive is not entitled to any other payment or benefit from the Company. For the avoidance of doubt, the Executive shall not be eligible for any annual cash bonus payment with respect to the 2026 calendar year.

5.         Confidentiality and Surrender of Records. Except as provided below, by no later than ten (10) days following the Retirement Date or upon request by the Company, the Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records and “proprietary information” (as defined in the Employment Agreement). For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in the Executive’s possession or under the Executive’s control or accessible to the Executive which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records and all proprietary information) are the sole property of the Company or such affiliate. Notwithstanding the foregoing, upon the Retirement Date, the Executive shall maintain possession of a Company laptop and iPhone from which the Executive shall have access to his Company email account for business use during the Consulting Period. Upon termination of the Consulting Period, the Executive shall return the Company laptop and iPhone to the Company.

6.         Independent Contractor. The Executive understands that the Executive’s relationship with the Company during the Consulting Period shall be that of an independent contractor and the Executive shall not be considered an employee of the Company for tax purposes or for any other purposes whatsoever (and accordingly, other than as required by COBRA or other applicable law, the Executive shall not be entitled to participate in any of the Company’s health, welfare, retirement, vacation, fringe benefit or other employee benefit plans and shall not accrue or be entitled to any such employee benefits). During the Consulting Period, the Executive shall not be an agent of the Company, and the Executive shall have no authority, implied or actual, to act on behalf of the Company or any of its affiliates or to enter into any agreement that would bind the Company.

7.         Continuing Obligations.

(a)         The Executive acknowledges and agrees that any and all proprietary information, non-competition, non-solicitation, confidentiality, intellectual property, invention assignment, cooperation, protection of reputation, and other restrictive covenant agreements between the Executive and the Company or any of its affiliates, including without limitation as set forth in Section 6, Section 8(a), and Section 8(c) of the Employment Agreement (collectively, together with the Executive’s obligations thereunder and under Section 7(b) below, the Continuing Obligations”), shall survive and continue in full force and effect through and following the Retirement Date and the Consulting Period in accordance with their respective terms. Without limiting the foregoing, the Executive specifically agrees that any and all proprietary information, confidentiality, non-disclosure, intellectual property, and invention and patent-related obligations under Sections 6(c)-(e) of the Employment Agreement shall continue to apply mutatis mutandis during the Consulting Period. The Executive understands that the Executive’s continued compliance with the Continuing Obligations is a condition of receipt of the Retirement Benefits and the Consulting Benefits hereunder and that upon any breach of the Continuing Obligations (including this Section 7(b)), the consulting engagement (including the Consulting Benefits) and any further Retirement Benefits shall immediately cease, with no further payments, benefits or arrangements due to the Executive thereafter.

(b)         Non-Disparagement. Subject to Section 8 of this Agreement, the Executive may not, at any time hereafter, directly or indirectly, make or publish (or cause any other person to make or publish) any statements, whether in print, orally, on television, on the Internet, through social media, or otherwise, that in any way disparage, criticize, malign, or defame the Company or any of its affiliates or any of their respective businesses, activities, operations or the reputations of any of their respective directors, officers, managers, employees, representatives, owners, or equity holders.

8.         Permitted Disclosures.

(a)         Pursuant to 18 U.S.C. § 1833(b), the Executive understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or an attorney retained by the Executive and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive understands that if he files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if the Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that the Executive has with the Company or any of its affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b)         Nothing in this Agreement or any other agreement between the Executive and the Company shall prohibit the Executive from (a) voluntarily communicating with an attorney retained by the Executive, (b) voluntarily communicating with any law enforcement or government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, any state or federal attorney general, the Oregon Human Rights Commission, the New York State Division of Human Rights, the New York City Commission on Human Rights, or any other state or local commission on human rights, or any self-regulatory organization, or otherwise participating in an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company, (c) seeking and obtaining a whistleblower award, including pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, (d) disclosing any information (including proprietary information) to a court or other administrative or legislative body in response to any subpoena, court order or written request, provided that with respect to any subpoena, court order or written request on behalf of any non-governmental person, the Executive uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, or other appropriate remedy, or (e) discussing the underlying facts or circumstances relating to claims of discrimination or otherwise disclosing or discussing conduct that constitutes sexual assault or discrimination prohibited by the Oregon Workplace Fairness Act or other applicable law.

9.         Assignment and Transfer.

(a)         This Agreement shall inure to the benefit of and be enforceable by and binding upon, and may be assigned by the Company without the Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, or to any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b)         The parties hereto agree that the Executive is obligated under this Agreement to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. The Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if the Executive dies, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s estate.

10.         Miscellaneous.

(a)         Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

(b)         Entire Agreement. This Agreement (together with Exhibit A hereto) contains the entire agreement among the parties with respect to the Executive’s equity and separation from employment and the Executive’s consulting role, and there are no promises or understandings outside of those documents with respect to the Executive’s separation from employment with the Company or the Executive’s consulting role with the Company, and any prior discussions and negotiations with respect to the subject matter of this Agreement are superseded by this Agreement. Notwithstanding the foregoing, nothing herein shall replace, extinguish, or reduce the Executive’s Continuing Obligations, all of which shall survive and continue in full force and effect in accordance with their terms.

(c)         Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by the Executive and, on behalf of the Company, by its duly authorized officer.

(d)         Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants shall remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(e)         Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or the Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.

(f)         Non-waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(g)         Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:

(i)         in the case of the Company, to:

SIGA Technologies, Inc.

31 East 62nd Street

New York, NY 10065

Attention: Chief Executive Officer

(ii)         in the case of the Executive, to the Executive’s last known address as reflected in the Company’s records, or to such other address as the Executive shall designate by written notice to the Company.

Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

11.         Section 409A of the Code.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A of the Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)         A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the day following the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)         (A) All expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d)         For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)         Notwithstanding the foregoing, the Company makes no representations regarding the tax implications of the compensation and benefits to be paid to the Executive under this Agreement, including, without limitation, under Section 409A of the Code. The parties agree that in the event a qualified tax advisor to the Company or to the Executive (neither party being required to retain such advisor) reasonably advises that the terms hereof would result in the Executive being subject to tax under Section 409A of the Code, the Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first above written.

SIGA TECHNOLOGIES, INC.

/s/ Daniel J. Luckshire

Name: Daniel J. Luckshire

Title: Chief Financial Officer

DR. DENNIS E. HRUBY

/s/ Dennis E. Hruby

Exhibit A

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the payments and benefits described in Sections 2, 3(c), 3(d) and 3(e) of the Retirement and Consulting Agreement between SIGA Technologies, Inc., a Delaware corporation (the “Company”) and you (the “Retirement and Consulting Agreement”) to which this General Release of Claims (“General Release”) is attached as Exhibit A. Capitalized terms used but not defined in this General Release shall have the meanings set forth in the Retirement and Consulting Agreement.

(1)         General. By executing this General Release, you have advised us that you waive any and all claims against the Company and its subsidiaries and affiliated or related entities, Insperity PEO Services, L.P, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives (collectively, the “Released Party” or “Released Parties”) and by execution of this General Release, you irrevocably and unconditionally release and forever discharge any such claims except as provided in Paragraph 3(d) below.

(2)         Acknowledgment. You hereby agree and acknowledge that the severance pay and benefits and other arrangements under Sections 2, 3(c), 3(d) and 3(e) of the Retirement and Consulting Agreement exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company or its affiliates or pursuant to any prior agreement or contract with the Company or its affiliates.

(3)         Release.

(a)         You hereby release, acquit and forever discharge the Released Parties of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this General Release. This General Release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state, local or foreign law, statute, regulation, ordinance or common law or any other cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Oregon Equality Act; Oregon wage and hour laws; the Oregon Family Leave Act; the Oregon Military Family Leave Act; the Oregon Sick Time Law; Oregon whistleblower and public policy protections; the Oregon Workers’ Compensation Law; the Oregon Unlawful Employment Practices Act; the Oregon Genetic Privacy Act; Oregon protections for victims of domestic violence, harassment, sexual assault, or stalking; the Oregon Equal Pay Act; the Oregon Pay Equity Act; the Oregon Workplace Fairness Act; and Oregon restrictions on nondisclosure and non-disparagement provisions; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an employment, consulting and/or retirement agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party.

(b)         Excluded from this General Release are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this General Release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state, participating in an EEOC or state agency investigation or engaging in any activities or disclosures described in Section 8 of the Retirement and Consulting Agreement. To the fullest extent permitted by law, you do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on your behalf arising out of or related to your employment with and/or separation from the Company.

(c)         You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the execution date of this General Release; (ii) you have been advised hereby that you have the right to consult with an attorney prior to executing this General Release; (iii) you have up to twenty-one (21) days from the date on which you receive the Retirement and Consulting Agreement and this General Release (“Review Period”) to execute this General Release (although you may choose to voluntarily execute this General Release earlier; provided, however, that in no event may you sign this General Release prior to the Retirement Date); (iv) you have seven (7) days following the execution of this General Release by the parties to revoke the General Release; and (v) this General Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this General Release is executed by you, provided that the Company has also executed this General Release by that date (“Effective Date”); and (vi) this General Release does not affect your ability to test the knowing and voluntary nature of this General Release.

(d)         Excepted from this General Release are: (i) retirement benefits accrued and vested prior to the effective date of your employment termination, (ii) all accrued and unpaid welfare benefit claims incurred prior to termination of your participation in such plans, (iii) any right to indemnification under applicable corporate law, the Retirement and Consulting Agreement, the by-laws or certificate of incorporation of the Company or any affiliate, or any agreement between you and the Company or any affiliate and (iv) any rights as an insured under any director’s and officer’s liability insurance policy or any rights that cannot be validly waived under applicable law.

(4)         Releasors. This General Release is being made by you for yourself and on behalf of your heirs, executors, administrators, dependents, trustees, legal representatives and assigns.

(5)         Restrictive Covenants. You hereby agree that you are still subject to the obligations under Section 6 and Sections 8(a) and 8(c) of the Employment Agreement and all other Continuing Obligations (as defined in the Retirement and Consulting Agreement), which shall survive your termination of employment with the Company.

(6)         Enforceability. Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release.

(7)         Consideration Period. The ability to receive compensation and benefits under the terms of the Retirement and Consulting Agreement, as applicable, shall remain open until the expiration of the Review Period. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

(8)         Severability. If any provision of this General Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this General Release shall be construed and enforced as if such invalid provisions never had been inserted in the General Release.

(9)         Entire Agreement. Together with the Retirement and Consulting Agreement to which this General Release is attached (and without waiver of or prejudice to any of your Continuing Obligations, all of which shall remain and continue in full force and effect), this General Release sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable. This General Release may not be modified except by a written document, signed by you and by a duly authorized corporate officer of the Company.

(10)         Governing Law; Consent to Jurisdiction. This General Release shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. In the event of any controversy or claim arising out of or relating to this General Release or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

FINALLY, THIS IS TO EXPRESSLY ACKNOWLEDGE:

●	You have been provided a period of at least twenty-one (21) days within which to consider the terms of this General Release;
●	You have been advised by the Company to consult with an attorney of your choosing in connection with this General Release;
●

You fully understand the significance of all of the terms and conditions of this General Release, and are signing this General Release voluntarily and of your own free will and without reservation or duress and assent to all the terms and conditions contained herein; and

●

No promises or representations, written or oral, have been made to you by any person to induce you to sign this General Release other than the promise of the payments and arrangements set forth in Sections 2, 3(c), 3(d) and 3(e) of the Retirement and Consulting Agreement.

I HEREBY STATE THAT I HAVE CAREFULLY READ THIS GENERAL RELEASE AND THAT I AM SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS, EXCEPT AS SET FORTH HEREIN. FURTHER, IF SIGNED PRIOR TO THE COMPLETION OF THE TWENTY-ONE (21) DAY REVIEW PERIOD, THIS IS TO ACKNOWLEDGE THAT I KNOWINGLY AND VOLUNTARILY SIGNED THIS GENERAL RELEASE ON AN EARLIER DATE.

Please sign this copy of your General Release and return it to Larry Miller, lmiller@siga.com.

Date: November 9, 2026	/s/ Dennis E. Hruby Name: Dennis E. Hruby